Exhibit 99.1

    The New York Times Company Reports 2007 Second-Quarter Results


    NEW YORK--(BUSINESS WIRE)--July 25, 2007--The New York Times Company announced today second-quarter earnings per share (EPS) from continuing operations of $.15, compared with $.37 in the second quarter last year. Excluding the special items noted below, EPS was $.34 from continuing operations compared with $.37 in the second quarter last year. Operating profit decreased to $43.3 million from $86.2 million in the second quarter of 2006, while operating profit excluding depreciation and amortization and special items declined 2.7 percent to $118.5 million from $121.8 million in the second quarter of 2006.

    Included in the second-quarter results from continuing operations are the following special items:

    -- A pre-tax net loss of $68.2 million from the sale of assets, principally the Edison, N.J., printing facility ($41.3 million after tax or $.29 per share),

    --  A pre-tax gain of $39.6 million from the sale of WQEW-AM
        ($21.2 million after tax or $.15 per share), and

    -- Accelerated depreciation expense of $13.1 million ($7.4 million after tax, or $.05 per share) for assets at the Company's Edison, N.J., printing plant, which is in the process of being closed.

    The net effect of these special items reduced net income from continuing operations by $27.5 million or $.19 per share. In addition, there was a pre-tax gain of $191.2 million from the sale of the Broadcast Media Group ($94.3 million after tax or $.66 per share), which is classified as discontinued operations.

    "While our second-quarter results reflected the weakness in the print advertising market stemming from both secular and cyclical forces in our businesses, we continued to move aggressively on new product development, cost reduction and the rebalancing of our portfolio," said Janet L. Robinson, president and CEO. "Our online properties again grew strongly, up 23 percent in the quarter and accounted for more than 10 percent of the Company's revenues.

    "For the third consecutive quarter, we achieved year-over-year cost reductions, excluding the effect of an extra week in the fourth quarter of last year. This quarter our operating costs fell about 2 percent and, excluding depreciation and amortization, dropped nearly 4 percent as we continued our drive to reduce costs. We recently completed a comprehensive review of our cost structure. As a result, we expect to reduce our year-end 2007 cost base by about $230 million in 2008 and 2009, excluding the effects of inflation and one-time costs. About $130 million of these savings are expected in 2008. We believe that reducing our cost structure in creative and disciplined ways is an important part of the Company's ongoing efforts to manage the business to match the changing dynamics of our markets.

    "During the quarter, we continued to rebalance our portfolio of businesses with the sale of our television properties and a radio station. In addition, we strengthened our portfolio of digital assets with the acquisition of ConsumerSearch.com, a leading online publisher that analyzes product reviews.

    "As we move forward, we will continue to focus on our strategy of introducing new products both in print and online, building our innovation capability, stringently managing costs and rebalancing our portfolio of businesses."

    Second-Quarter Results from Continuing Operations

    All comparisons are for the second quarter of 2007 to the second quarter of 2006 and exclude the results of the Broadcast Media Group.

    This release includes non-GAAP financial measures, and the exhibits include a discussion of management's use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

    Revenues

    Total revenues decreased 3.7 percent to $788.9 million from $819.6 million. Advertising revenues decreased 5.7 percent; circulation revenues decreased 0.5 percent; and other revenues rose 2.2 percent.

    Operating Costs

    Operating costs decreased 2.2 percent to $717.0 million from $733.4 million. Excluding depreciation and amortization, operating costs decreased 3.9 percent to $670.4 million from $697.8 million, mainly as a result of lower newsprint, staff reductions and other costs, partially offset by $5.7 million in costs related to the move into the Company's new headquarters.

    Staff reduction costs were $5.0 million ($2.8 million after tax, or $.02 per share) compared with $9.1 million ($5.3 million after tax, or $.04 per share) in the second quarter last year.

    Newsprint expense decreased 22.9 percent due to a combination of lower newsprint prices and lower consumption.

    Operating Profit

    Operating profit decreased 49.8 percent to $43.3 million from $86.2 million. Excluding depreciation and amortization and the special items discussed above, operating profit decreased 2.7 percent to $118.5 million from $121.8 million, due to lower revenues.

    Second-Quarter Business Segment Results

    News Media Group

    Total News Media Group revenues decreased 4.5 percent to $764.2 million from $800.2 million. Advertising revenues decreased 6.9 percent due to weakness in print advertising across the News Media Group, partially offset by higher online advertising revenues.

    Circulation revenues decreased 0.5 percent, mainly because of volume declines offset by higher prices. In the fourth quarter of 2006, The New York Times raised the newsstand price of the Northeast edition of the Sunday Times and increased home-delivery prices.

    Other revenues increased 1.9 percent to $60.6 million from $59.5 million primarily because of revenues from wholesale delivery operations and Baseline StudioSystems. Baseline, which was acquired in August 2006, is a leading online database and research service for information on the film and television industries.

    Total News Media Group operating costs decreased 2.9 percent to $689.0 million from $709.3 million. Excluding depreciation and amortization, operating costs decreased 4.5 percent to $647.6 million from $678.2 million, mainly as a result of the items noted in the operating costs section above.

    Operating profit for the News Media Group decreased 48.7 percent to $46.7 million from $90.9 million. Excluding depreciation and amortization and the special items identified above, operating profit for the News Media Group decreased 4.4 percent to $116.7 million from $122.0 million because of lower revenues.

    About Group

    Total About Group revenues increased 27.0 percent to $24.7 million from $19.4 million due to increased display and cost-per-click advertising as well as revenues associated with the acquisition of ConsumerSearch.com in May 2007. ConsumerSearch.com is a leading online publisher that analyzes product reviews.

    Total About Group operating costs increased 33.4 percent because of higher compensation costs, due in part to investments in new initiatives, and higher editorial costs. Operating profit grew 16.4 percent to $8.5 million from $7.3 million. Operating profit before depreciation and amortization rose 16.3 percent to $11.9 million from $10.3 million, due to higher revenues.

    Corporate

    Corporate costs were $11.8 million compared with $12.0 million in the prior year second quarter.

    Other Financial Data

    Internet Revenues

    In the second quarter, the Company's Internet revenues grew 23.4 percent to $80.9 million from $65.6 million in the second quarter of 2006. Internet businesses include digital archives, NYTimes.com, Boston.com, About.com and other Company Web sites. In total, Internet businesses accounted for 10.3 percent of the Company's revenues in the second quarter versus 8.0 percent in the 2006 second quarter.

    Joint Ventures

    Net income from joint ventures was $4.7 million compared with $8.8 million. Lower earnings resulted from weaker performance at the paper mills in which the Company owns a minority interest and the sale of the Company's interest in Discovery Times Channel in October 2006.

    Interest Expense-net

    Interest expense-net decreased to $7.1 million from $13.2 million, as the Company reduced its levels of commercial paper outstanding with the proceeds from the sale of the Broadcast Media Group.

    Income Taxes

    The effective income tax rate increased to 46.0 percent from 34.4 percent. The increase was primarily due to the income taxes associated with the asset sales that occurred in the second quarter.

    Cash and Total Debt

    At the end of the quarter, cash and cash equivalents were approximately $58 million and total debt was approximately $965 million.

    Plant Consolidation

    In 2006 the Company announced plans to consolidate the printing operations of a facility it leases in Edison, N.J., into its newest facility in College Point, Queens. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the current lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The purchase and sale of the Edison facility closed in the second quarter of 2007, relieving the Company of rental terms that were above market as well as restoration obligations under the original lease. As a result of the sale, the Company recognized a pre-tax loss of $68.2 million in the second quarter.

    Capital Expenditures

    In the second quarter, total capital expenditures were approximately $106 million, which included approximately $56 million for the Company's new headquarters.

    Expectations

    The following expectations are for 2007 with the exception of cost savings and productivity gains, which also include expectations for 2008 and 2009.

    -- Cost savings and productivity gains - $65 million to $75 million in 2007, excluding the effect of inflation and certain one-time costs. The Company believes that it can achieve a reduction in costs from its year-end 2007 cost base of a total of approximately $230 million in 2008 and 2009, excluding the effects of inflation and certain one-time costs. About $130 million of these savings are expected in 2008.

    -- To date in July, print advertising remains challenging, especially for banking, financial services and the classified categories. While the Company continues to see strong gains at its digital properties, in the month of July, the rate of growth for online advertising at the News Media Group is expected to be lower than the Company has experienced to date in 2007. This is partly because of two large campaigns that will not repeat at NYTimes.com.

    -- In June the Company announced circulation price increases effective in July for New York Times home delivery and newsstand copies that together are expected to add $7 to $8 million in incremental revenues this year, and $14 to $16 million on an annualized basis.

    -- Newsprint cost per ton is expected to decline about 9 to 10 percent.

    -- Depreciation and amortization - $185 to $195 million, which includes $48 to $52 million ($14 to $15 million in the third quarter and $10 to $11 million in the fourth quarter) of accelerated depreciation expense associated with the plant consolidation project, mainly presses. Total depreciation and amortization includes approximately $15 to $17 million for the Company's new headquarters, primarily in the second half of 2007.

    --  Income from joint ventures - $5 to $10 million.

    --  Interest expense - $41 to $44 million.

    -- Capital expenditures - $340 to $370 million, including $170 to $190 million for the Company's new headquarters and $75 million for the plant consolidation.

    -- Income tax rate - Excluding unusual items during the year, such as a tax adjustment in the first quarter and asset dispositions, the Company's normalized income tax rate for 2007 is estimated to be approximately 41 percent.

    Conference Call Information

    The Company's second-quarter earnings conference call will be held on Wednesday, July 25, at 10:30 a.m. E.T. To access the call, dial 800-665-0430 (in the U.S.) and 913-312-1300 (international callers).
Participants should dial into the conference approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

    An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 27. The access code is 5664000. An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. In addition, an MP3 file of the call can be downloaded from the Company's site. The archive and a transcript of the call will be available for one quarter.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company's various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    The New York Times Company (NYSE: NYT), a leading media company with 2006 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 30 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits: Condensed Consolidated Statements of Income
          Segment Information
          News Media Group Revenues by Operating Segment
          Footnotes
          Reconciliation of Non-GAAP Information


    This press release can be downloaded from www.nytco.com


                      THE NEW YORK TIMES COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
       (Dollars and shares in thousands, except per share data)

----------------------------------------------------------------------

                                                  Second Quarter
                                            --------------------------
                                              2007     2006   % Change
                                            -------- -------- --------
Revenues
 Advertising                                $508,467 $539,443    -5.7%
 Circulation                                 218,664  219,705    -0.5%
 Other (a)                                    61,812   60,488     2.2%
                                            -------- --------
    Total                                    788,943  819,636    -3.7%

Operating costs
 Production costs                            325,922  354,329    -8.0%
 Selling, general and administrative costs   344,481  343,504     0.3%
 Depreciation and amortization                46,645   35,560    31.2%
                                            -------- --------
   Total                                     717,048  733,393    -2.2%

Net loss on sale of assets (b)                68,156        -      N/A

Gain on sale of WQEW-AM                       39,578        -      N/A
                                            -------- --------

Operating profit                              43,317   86,243   -49.8%

Net income from joint ventures                 4,745    8,770   -45.9%

Interest expense - net                         7,126   13,234   -46.2%
                                            -------- --------

Income from continuing operations before
 income taxes and minority interest           40,936   81,779   -49.9%

Income tax expense                            18,851   28,156   -33.0%

Minority interest in net (income)/loss of
 subsidiaries                                   (24)      244        *
                                            -------- --------

Income from continuing operations             22,061   53,867   -59.0%


Income from discontinued operations,
   net of income taxes-
   Broadcast Media Group (c)                   1,977    5,714   -65.4%

Gain on sale of Broadcast Media Group,
   net of income taxes (c)                    94,330        -      N/A

                                            -------- --------
Discontinued operations, net of income                               *
 taxes                                        96,307    5,714
                                            -------- --------

Net income                                  $118,368 $ 59,581    98.7%
                                            ======== ========

Average Number of Common Shares
 Outstanding:
 Basic                                       143,906  144,792    -0.6%
 Diluted                                     144,114  144,943    -0.6%

Basic Earnings Per Share:
   Income from continuing operations        $   0.15 $   0.37   -59.5%
   Discontinued operations, net of income                            *
    taxes                                       0.67     0.04
                                            -------- --------
Net Income                                  $   0.82 $   0.41   100.0%
                                            ======== ========

Diluted Earnings Per Share:
   Income from continuing operations        $   0.15 $   0.37   -59.5%
   Discontinued operations, net of income                            *
    taxes                                       0.67     0.04
                                            -------- --------
Net Income                                  $   0.82 $   0.41   100.0%
                                            ======== ========

Dividends Per Share                            0.230    0.175    31.4%


                                                 Year-to-Date
                                        ------------------------------
                                           2007       2006    % Change
                                        ---------- ---------- --------
Revenues
 Advertising                            $1,013,382 $1,062,128    -4.6%
 Circulation                               441,118    439,986     0.3%
 Other (a)                                 120,463    116,719     3.2%
                                        ---------- ----------
    Total                                1,574,963  1,618,833    -2.7%

Operating costs
 Production costs                          670,947    711,075    -5.6%
 Selling, general and administrative
  costs                                    686,542    690,014    -0.5%
 Depreciation and amortization              91,082     71,036    28.2%
                                        ---------- ----------
   Total                                 1,448,571  1,472,125    -1.6%

Net loss on sale of assets (b)              68,156          -      N/A

Gain on sale of WQEW-AM                     39,578          -      N/A
                                        ---------- ----------

Operating profit                            97,814    146,708   -33.3%

Net income from joint ventures               2,592     10,737   -75.9%

Interest expense - net                      18,454     25,758   -28.4%
                                        ---------- ----------

Income from continuing operations
 before income taxes and minority
 interest                                   81,952    131,687   -37.8%

Income tax expense                          39,750     47,631   -16.5%

Minority interest in net (income)/loss
 of subsidiaries                              (15)        337        *
                                        ---------- ----------

Income from continuing operations           42,187     84,393   -50.0%


Income from discontinued operations,
   net of income taxes-
   Broadcast Media Group (c)                 5,753      7,600   -24.3%

Gain on sale of Broadcast Media Group,
   net of income taxes (c)                  94,330          -      N/A

                                        ---------- ----------
Discontinued operations, net of income                               *
 taxes                                     100,083      7,600
                                        ---------- ----------

Net income                              $  142,270 $   91,993    54.7%
                                        ========== ==========

Average Number of Common Shares
 Outstanding:
 Basic                                     143,901    144,978    -0.7%
 Diluted                                   144,114    145,166    -0.7%

Basic Earnings Per Share:
   Income from continuing operations    $     0.29 $     0.58   -50.0%
   Discontinued operations, net of                                   *
    income taxes                              0.70       0.05
                                        ---------- ----------
Net Income                              $     0.99 $     0.63    57.1%
                                        ========== ==========

Diluted Earnings Per Share:
   Income from continuing operations    $     0.29 $     0.58   -50.0%
   Discontinued operations, net of                                   *
    income taxes                              0.70       0.05
                                        ---------- ----------
Net Income                              $     0.99 $     0.63    57.1%
                                        ========== ==========

Dividends Per Share                          0.405      0.340    19.1%


* Represents an increase or decrease in excess of 100%.

----------------------------------------------------------------------

See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
                         SEGMENT INFORMATION
                        (Dollars in thousands)

----------------------------------------------------------------------
                  Second Quarter                 Year-to-Date
           ---------------------------- ------------------------------
             2007      2006    % Change    2007       2006    % Change
           --------- --------- -------- ---------- ---------- --------
Revenues (c)
--------------------
News Media
 Group     $ 764,238 $ 800,190    -4.5% $1,527,715 $1,581,181    -3.4%
About
 Group        24,705    19,446    27.0%     47,248     37,652    25.5%
           --------- ---------          ---------- ----------
Total      $ 788,943 $ 819,636    -3.7% $1,574,963 $1,618,833    -2.7%
           ========= =========          ========== ==========

Operating Profit (Loss) (c)
------------------------------
News Media
 Group     $  46,653 $  90,933   -48.7% $  106,282 $  155,188   -31.5%
About
 Group         8,511     7,309    16.4%     16,841     14,252    18.2%
Corporate   (11,847)  (11,999)    -1.3%   (25,309)   (22,732)    11.3%
           --------- ---------          ---------- ----------
Total      $  43,317 $  86,243   -49.8% $   97,814 $  146,708   -33.3%
           ========= =========          ========== ==========

Operating Profit (Loss) Before Depreciation & Amortization (d)
--------------------------------------------------------------
News Media
 Group     $  88,092 $ 122,031   -27.8% $  187,444 $  217,235   -13.7%
About
 Group        11,929    10,255    16.3%     23,392     20,157    16.0%
Corporate   (10,059)  (10,483)    -4.0%   (21,940)   (19,648)    11.7%
           --------- ---------          ---------- ----------
Total      $  89,962 $ 121,803   -26.1% $  188,896 $  217,744   -13.2%
           ========= =========          ========== ==========

----------------------------------------------------------------------

See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
            NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
                        (Dollars in thousands)

----------------------------------------------------------------------
                                                2007
                               ---------------------------------------
                                         % Change            % Change
                                Second     vs.     Year-to-     vs.
                                Quarter    2006      Date      2006
                               --------- -------- ---------- ---------

The New York Times Media Group
Advertising                    $ 299,394    -5.3% $  596,540     -4.4%
Circulation                      157,888     0.2%    318,550      1.4%
Other                             44,143     5.6%     86,219      5.4%
                               ---------          ----------
    Total                      $ 501,425    -2.7% $1,001,309     -1.8%
                               ---------          ----------

New England Media Group
Advertising                    $ 100,334    -7.6% $  197,576     -6.0%
Circulation                       39,297    -2.4%     77,782     -3.5%
Other                             10,657    -8.3%     20,050     -4.6%
                               ---------          ----------
    Total                      $ 150,288    -6.4% $  295,408     -5.2%
                               ---------          ----------

Regional Media Group
Advertising                    $  85,205   -11.6% $  174,411     -9.3%
Circulation                       21,479    -1.4%     44,786     -1.1%
Other                              5,841    -3.9%     11,801     -1.3%
                               ---------          ----------
    Total                      $ 112,525    -9.4% $  230,998     -7.5%
                               ---------          ----------

Total News Media Group
Advertising                    $ 484,933    -6.9% $  968,527     -5.6%
Circulation                      218,664    -0.5%    441,118      0.3%
Other (a)                         60,641     1.9%    118,070      2.8%
                               ---------          ----------
    Total                      $ 764,238    -4.5% $1,527,715     -3.4%
                               =========          ==========

----------------------------------------------------------------------

See footnotes page for additional information.


                        THE NEW YORK TIMES COMPANY
                                 FOOTNOTES
                          (Dollars in thousands)

 (a) Other revenues consist primarily of revenue from wholesale delivery operations, news services/syndication, digital archives, TimesSelect, Baseline StudioSystems and commercial printing.

 (b) In 2006 the Company announced plans to consolidate the printing operations of a facility it leases in Edison, N.J., into its newest facility in College Point, Queens. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the current lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The purchase and sale of the Edison facility closed in the second quarter of 2007, relieving the Company of rental terms that were above market as well as restoration obligations under the original lease. As a result of the sale, the Company recognized a pre-tax loss of $68.2 million in the second quarter.

 (c) On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million. Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

     Results for the Broadcast Media Group, included within discontinued operations, for the second quarter and year-to-date 2007 and 2006 are as follows:


                                   ----------------- -----------------
                                    Second Quarter     Year-to-Date
                                   ----------------- -----------------
                                     2007     2006     2007     2006
                                   -------- -------- -------- --------

     Revenues                      $ 13,798 $ 39,112 $ 46,702 $ 71,066

     Pre-tax income                $  3,347 $  9,685 $  9,848 $ 12,882

     Income taxes                   (1,370)  (3,971)  (4,095)  (5,282)
                                   -------- -------- -------- --------

     Income from discontinued
      operations, net of income
      taxes- Broadcast Media Group    1,977    5,714    5,753    7,600

     Gain on sale of Broadcast
      Media Group, net of income
      taxes of $96.9 million         94,330        -   94,330        -
                                   -------- -------- -------- --------

     Net income                    $ 96,307 $  5,714 $100,083 $  7,600
                                   ======== ======== ======== ========


 (d) See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit(loss) to operating profit(loss) before depreciation and amortization and to operating profit(loss) before depreciation and amortization and excluding special items.


                      THE NEW YORK TIMES COMPANY
                RECONCILIATION OF NON-GAAP INFORMATION
                        (Dollars in thousands)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share (EPS) from continuing operations excluding special items, operating profit(loss) before depreciation and amortization and excluding special items, and operating costs before depreciation and amortization and excluding raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported EPS from continuing operations, operating profit(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative measures of results.

Diluted EPS from continuing operations excluding special items provides useful information in evaluating the Company's period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit(loss) before depreciation and amortization and excluding special items is useful in evaluating the Company's ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation and amortization and raw materials. Total operating costs excluding depreciation and amortization provide a useful measure of manageable costs. Total operating costs excluding depreciation and amortization and raw materials provide investors with helpful supplemental information on the Company's underlying operating costs.

Reconciliations of these non-GAAP financial measures from, respectively, diluted EPS from continuing operations, operating profit(loss) and total operating costs, the most directly comparable GAAP items, are set out in the tables below.


Reconciliation of diluted earnings per share from continuing operations excluding special items

                                                 ---------------------
                                                    Second Quarter
                                                 ---------------------
                                                  2007  2006  % Change
                                                 ------ ----- --------

Diluted EPS from
continuing operations                             $0.15 $0.37   -59.5%

  Adjustments:
     Net loss on sale of assets                    0.29     -

     Gain on sale of WQEW-AM                     (0.15)     -

     Accelerated depreciation                      0.05     -
                                                 ------ ----- --------

Adjusted diluted EPS                              $0.34 $0.37    -8.1%
                                                 ====== ===== ========


Reconciliation of operating profit(loss) before depreciation and amortization and special items

                                --------------------------------------
                                         Second Quarter 2007
                                --------------------------------------
                                  News
                                  Media   About               Total
                                  Group    Group   Corporate  Company
                                --------- -------  --------- ---------

Operating profit(loss)          $  46,653 $ 8,511 $ (11,847) $  43,317

Add:
  Depreciation and amortization    41,439   3,418      1,788    46,645
                                --------- ------- ---------- ---------

Operating profit(loss) before
 depreciation and amortization  $  88,092 $11,929 $ (10,059) $  89,962

  Adjustments:
   Net loss on sale of assets      68,156       -          -    68,156
   Gain on sale of WQEW-AM       (39,578)       -          -  (39,578)
                                --------- ------- ---------- ---------

Adjusted operating profit(loss) $ 116,670 $11,929 $ (10,059) $ 118,540
                                ========= ======= ========== =========

                                --------------------------------------
                                         Second Quarter 2006
                                --------------------------------------
                                  News
                                  Media   About               Total
                                  Group    Group   Corporate  Company
                                --------- -------  --------- ---------

Operating profit(loss)          $  90,933 $ 7,309 $ (11,999) $  86,243

Add:
  Depreciation and amortization    31,098   2,946      1,516    35,560
                                --------- ------- --------------------

Operating profit(loss) before
 depreciation and amortization  $ 122,031 $10,255 $ (10,483) $ 121,803

  Adjustments:
   Net loss on sale of assets           -       -          -         -
   Gain on sale of WQEW-AM              -       -          -         -
                                --------- ------- --------------------

Adjusted operating profit(loss) $ 122,031 $10,255 $ (10,483) $ 121,803
                                ========= ======= ====================

                                --------------------------------------
                                               % Change
                                ======================================
                                  News
                                  Media   About               Total
                                  Group    Group   Corporate  Company
                                --------- -------  --------- ---------

Operating profit(loss)             -48.7%   16.4%      -1.3%    -49.8%

Add:
  Depreciation and amortization     33.3%   16.0%      17.9%     31.2%
                                --------- -------  --------- ---------

Operating profit(loss) before
 depreciation and amortization     -27.8%   16.3%      -4.0%    -26.1%

  Adjustments:
   Net loss on sale of assets           -       -          -         -
   Gain on sale of WQEW-AM              -       -          -         -
                                --------- -------  --------- ---------

Adjusted operating profit(loss)     -4.4%   16.3%      -4.0%     -2.7%
                                ========= =======  ========= =========


                      THE NEW YORK TIMES COMPANY
          RECONCILIATION OF NON-GAAP INFORMATION (continued)
                        (Dollars in thousands)

Reconciliation of total operating costs excluding depreciation and amortization and raw materials

                                            --------------------------
                                                  Second Quarter
                                            --------------------------
                                              2007     2006   % Change
                                            -------- -------- --------

Total operating costs                       $717,048 $733,393    -2.2%

  Less:
     Depreciation and amortization            46,645   35,560
                                            -------- -------- --------

Sub-total                                    670,403  697,833    -3.9%

  Less:

     Raw materials                            63,139   84,478
                                            -------- -------- --------

Total                                       $607,264 $613,355    -1.0%
                                            ======== ======== ========

Reconciliation of News Media Group operating costs excluding depreciation and amortization

                                            --------------------------
                                                  Second Quarter
                                            --------------------------
News Media Group                              2007     2006   % Change
----------------                            -------- -------- --------

Operating costs                             $689,007 $709,257    -2.9%

  Less:
     Depreciation and amortization            41,439   31,098
                                            -------- -------- --------

Adjusted operating costs                    $647,568 $678,159    -4.5%
                                            ======== ======== ========


    CONTACT: The New York Times Company
             Catherine J. Mathis, 212-556-1981
             mathis@nytimes.com
             or
             Paula Schwartz, 212-556-5224
             schwap@nytimes.com